Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated January 31, 2000 included in and incorporated by reference in Banta Corporation's Form 10-K for the fiscal year ended January 1, 2000 and to all references to our firm included in this Registration Statement.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
April 24, 2000